UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.  )

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Bed Bath & Beyond, Inc.
(Name of Registrant as Specified In Its Charter)

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Dear Stockholders,

The Board of Directors of Bed Bath & Beyond, Inc. is issuing supplemental information to our Proxy Statement filed on March 27, 2026. We recognize that ISS has recommended a vote AGAINST our Say on Pay proposal, citing the Compensation Committee’s responsiveness to last year’s low vote result. The Board is providing additional information concerning our efforts to respond to stockholders following last year’s advisory vote on executive compensation.

The Company’s 2025 Say on Pay vote at the May 2025 annual meeting received approximately 68.9% support from our stockholders. Our Board of Directors, Compensation Committee, and management team took this result seriously. Following the annual meeting, the Company undertook targeted stockholder engagement as part of its regular cadence for engaging with investors during customary post-earnings outreach. Members of management, at the direction of the Compensation Committee, extended invitations to engage with stockholders representing more than 40% of our outstanding shares and engaged with stockholders representing approximately 30% of our outstanding shares, including the majority of our largest institutional investors.  Independent members of the Board were available for engagement upon request.

Stockholders generally expressed support for the Company’s compensation framework and pay-for-performance philosophy, while also providing constructive feedback regarding incentive design and alignment of realized pay outcomes with performance. However, the Compensation Committee did not receive feedback from stockholders about specific concerns with the compensation program, or reasons behind their voting decisions in 2025. Nevertheless, the Compensation Committee, after consultation with its independent compensation consultant, approved changes to the 2026 compensation program to further strengthen the alignment between executive pay and Company performance above and beyond the changes we implemented in 2024.

1.
The Compensation Committee approved changes to the structure of the Company’s 2026 cash bonus program and performance share award design to strengthen the linkage between performance results, particularly revenue growth, and earned compensation. For 2026, both the annual cash bonus program and the performance share awards are tied to Adjusted EBITDA and revenue. Revenue represents a new performance metric, reflecting the Company’s increased focus on top-line growth and ensuring that the compensation earned by our executives moves in direct proportion to the results that matter most to stockholders. This builds on the 2025 program structure that ties a substantial portion of target compensation to performance while sharpening the connection between pay and the financial outcomes stockholders expect us to deliver.

2.
The Compensation Committee also took a disciplined approach to target compensation levels for 2026. For executives who continued in the same role year over year, target compensation was held flat, and remained substantially weighted on performance-based pay vehicles. This follows 22% to 48% decreases in grant values in 2025 compared to 2024 as the Compensation Committee referenced market data that used smaller-sized peer companies and shifted the pay targeting approach. We believe this reflects the appropriate balance between retaining and incentivizing a leadership team navigating a complex strategic transformation, and ensuring that the total compensation opportunity is commensurate with what our stockholders should expect us to pay for the performance we are asking our executives to deliver.

3.
For the 2026 grants to our CEO and our newly-hired executives, the Compensation Committee moved from a three-year performance period to a four-year performance period for performance share awards, and from a three-year vesting period to a four-year vesting period for time-based RSUs. These performance share awards are eligible to vest over a period of four years, with 25% of the award eligible to vest based on annual performance goals to be established at the beginning of each year during the four-year performance period. The RSUs will vest ratably over a four-year period.

The Compensation Committee believes these actions represent meaningful enhancements to our compensation program as informed by our stockholder outreach and appropriately reflect its commitment to align executive compensation with the Company’s long-term strategy and stockholder value creation.

We believe that a vote FOR Item 3 is in the best interests of stockholders and reflects a fair assessment of the actions the Compensation Committee has taken to align executive compensation with the Company’s evolving strategic priorities and long-term stockholder value creation.

The Compensation Committee and the full Board remain committed to ongoing engagement with our stockholders on compensation matters and welcome continued dialogue.

Sincerely,

Board of Directors of Bed Bath & Beyond, Inc.